Exhibit 99.1

AMERICAN FINANCIAL GROUP, INC.

TO INCREASE ITS DIVIDEND BY 25%

Cincinnati, Ohio - November 14, 2007 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) announced today that its Board of Directors has approved an increase in the company's annual dividend from $.40 to $.50 per share of common stock. The increased dividend, when declared, will be paid on a quarterly basis of $.125 per share of common stock beginning in January of 2008. The new dividend rate represents a 25 percent increase over the dividend paid in 2007.

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, stated that, "this dividend increase underscores the confidence of the Board and management in the Company's long-term business and financial outlook. The Company's financial performance so far this year has been outstanding, with strong growth in book value per share. We are pleased that the outcome of this year's review is resulting in another increase in the cash dividend. Our primary focus continues to be increasing shareholder value."

Since the end of the 2007 third quarter, AFG continued to repurchase its common shares from time to time at prevailing market prices, buying back an additional 1.7 million shares at an average price of $29.22 through November 9. The Company intends to continue to make opportunistic repurchases of its shares under its existing repurchase authorization.

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

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Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, and changes in debt and claims paying ratings.

Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

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